Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

FD Morgen-Walke:
	Investor Relations:	Leigh Parrish, Teresa Thuruthiyil
(415) 439-4521
	Media Relations:	Christopher Katis, Ron Heckmann
(415) 439-4518

For Immediate Release

GUITAR CENTER FIRST QUARTER 2003 NET INCOME INCREASES 53%

ON A YEAR-OVER-YEAR BASIS

~ First Quarter Consolidated Sales Increase 13% ~

Westlake Village, CA (April 24, 2003) — Guitar Center, Inc. (Nasdaq NMS: GTRC) today reported net sales for its first quarter ended March 31, 2003 increased 13% to $287.5 million, compared to $254.8 million in its 2002 first quarter.  Net income for the first quarter increased 53% to $5.3 million, or $0.22 per diluted share, compared to $3.4 million, or $0.15 per diluted share, in the first quarter of 2002.

Larry Thomas, chairman and co-chief executive officer of Guitar Center, said, “We achieved solid leverage in our business in the first quarter, which enabled us to generate a 53% increase in net income, well above our original expectations.  We turned in a particularly strong performance in our direct response division due to higher than expected sales and improvement in gross margin and operational efficiencies.  Overall, both our Guitar Center and American Music stores performed well during the quarter.  Comparable store sales at our Guitar Center stores were in line with our expectations throughout most of the quarter.  However, in mid-March, our business was somewhat impacted by the onset of the war in Iraq.  We experienced slower traffic in our Guitar Center stores, as well as reduced order volume in our direct response division during the first couple of weeks of the war.  We remain pleased with our results for the first quarter.  We are cautious regarding our near-term outlook but remain confident in meeting our business objectives for the remainder of the year.”

Solid Retail Division Results

During the first quarter, we opened three large format Guitar Center stores, those being in Scottsdale, Arizona, Warwick, Rhode Island and Cerritos, California, as well as one new small format store in Gary, Indiana.

Net sales from retail stores grew 10.8% to $227.6 million for the quarter from $205.5 million in the first quarter of 2002.  Sales from new stores contributed $13.1 million, or 59.4% of the total increase.  First quarter comparable store sales increased 4%.  First quarter gross margin for the retail stores was 24.6% after buying and occupancy costs, unchanged from 24.6% in the first quarter of 2002.  Selling, general and administrative expenses for the retail stores, inclusive of corporate general and administrative expenses, were 21.7% for the quarter, compared to 21.4% in the first quarter of 2002.  The increase was primarily due to an increase in promotional activity compared to last year’s first quarter.

Strong Direct Response Performance

Net sales for the direct response division increased 21.5% to $59.9 million, compared to $49.3 million in the same period in 2002.  In the first quarter, gross margin for the direct response division was 31.3% compared to 27.7% in the first quarter of 2002.  The increase is primarily due to a shift in our product mix toward higher margin products, improved efficiencies due to “marry-up” software installed at the Musician’s Friend fulfillment center in mid-February last year and key buys from certain vendors that were left with high inventory following the closure of Mars Music.  Selling, general and administrative expenses for the direct response division were 22.7% for the quarter, compared to 23.4% in the same period last year.  The improvement in SG&A expenses as a percentage of sales is due to increased operational efficiencies and leveraging at the call center and fulfillment center.

Business Outlook

We have already opened one large format Guitar Center store in the second quarter in Memphis Tennessee.  We plan to open two small format Guitar Center stores during the quarter in Lakeland, Florida and in Fredericksburg, Virginia.

Based on current business and economic conditions, we continue to expect that second quarter 2003 net sales will be in the range of $286.5 million to $292.2 million and that second quarter 2003 earnings per share will be in the range of $0.18 to $0.20.  As a result of the better than anticipated first quarter results, the Company is projecting full-year 2003 diluted earnings per share in the range of $1.31 to $1.39.  In providing this guidance, we are assuming that business conditions continue to return to those experienced prior to the commencement of the war in Iraq.

The comments regarding the future financial performance in the immediately preceding paragraph constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Teleconference and Webcast

Guitar Center will host a conference call and audio Webcast today at 2:00 p.m. PDT to discuss financial results for the first quarter ended March 31, 2003.  Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate website at www.guitarcenter.com/investors/irsupplemental_java.shtml.  To access the call, dial  (800) 223-9488.  The Webcast will be simultaneously available through a link on the Company’s Web site located at www.guitarcenter.com and may also be accessed through CCBN at www.companyboardroom.com.  If you are unable to participate in the call, a replay will be available through May 1, 2003.  To access this service, please dial (800) 839-8389.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 113 Guitar Center stores, with 102 stores in 42 major markets and 11 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors, and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through its wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things,  results deemed to be achievable by management in the quarter ending June 30, 2003 and the year ending December 31, 2003, and store opening plans.  This earnings guidance and the other financial and statistical data provided is based on preliminary, unaudited internal operating data that is subject to adjustment.  Our guidance also assumes that we continue to implement our new distribution center for the Guitar Center stores, as well as the systems and infrastructure build out for the American Music stores, in accordance with our existing plans and budget.  Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., general economic conditions which recently have been weak, particularly in terms of consumer demand and general retail sales, the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business”‘ in our Annual Report on Form 10-K for the year ended December 31, 2002, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

(Tables Follow)

Guitar Center, Inc. and subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash	$5,475	$5,931
Accounts receivable, net	16,899	19,762
Merchandise inventories	293,401	292,075
Prepaid expenses and deposits	8,049	8,626
Deferred income taxes	6,077	6,077
Total current assets	329,901	332,471

Property and equipment, net	90,244	89,702
Goodwill	25,995	25,995
Deposits and other assets, net	4,203	4,231
	$450,343	$452,399

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$63,310	$70,745
Accrued expenses and other current liabilities	44,656	54,211
Merchandise advances	13,123	13,882
Revolving line of credit	91,626	82,690
Current portion of long-term debt	66	118
Total current liabilities	212,781	221,646

Other long-term liabilities	5,761	5,691
Deferred income taxes	3,352	3,352
Long-term debt	66,773	66,782
Total liabilities	288,667	297,471

Stockholders’ equity:
Preferred Stock; authorized 5,000 shares at March 31, 2003 and December 31, 2002, none issued and outstanding	—	—
Common Stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 22,837 at March 31, 2003 and 22,746 at December 31, 2002	228	227
Additional paid in capital	255,333	253,863
Accumulated deficit	(93,885)	(99,162)
Total stockholders’ equity	161,676	154,928

	$450,343	$452,399

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2003	2002

Net sales	$287,542	$254,824
Cost of goods sold, buying and occupancy	212,886	190,663
Gross profit	74,656	64,161

Selling, general and administrative expenses	62,998	55,447
Operating income	11,658	8,714

Interest expense, net	3,139	3,165

Income before income taxes	8,519	5,549

Income taxes	3,242	2,111

Net income	$5,277	$3,438

Net income per share
Basic	$0.23	$0.15
Diluted	$0.22	$0.15

Weighted average shares outstanding
Basic	22,791	22,333
Diluted	23,652	22,836